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                                                                      EXHIBIT 3



                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                             BED BATH & BEYOND INC.
               (Under Section 805 of the Business Corporation Law)


                  It is certified that:

                  1. The name of the corporation is BED BATH & BEYOND INC. The name under which the corporation was originally formed is B & B TEXTILE CORPORATION.

                  2. The original Certificate of Incorporation of the corporation was filed by the Department of State of the State of New York on October 5, 1971.

                  3. Paragraph (a) of Article Fourth of the Certificate of Incorporation is amended as follows to increase the number of shares from the presently authorized 150,000,000 shares of common stock par value $.01 per share to 350,000,000 shares of common stock par value $.01. The 1,000,000 shares of preferred stock par value $.01 shall remain unchanged.

                  "(a) Authorized Classes of Stock: The total number of shares which the corporation shall have the authority to issue is 351,000,000 of which 350,000,000 are designated Common Stock, par value $.01 per share ("Common Stock"), and 1,000,000 shares are designated Preferred Stock, par value $.01 per share ("Preferred Stock")."

                  4. The amendment of the Certificate of Incorporation was authorized first by vote of the Board of Directors of the corporation and then by the vote of the holders of a majority of all outstanding shares entitled to vote thereon.

                  IN WITNESS WHEREOF, we have subscribed this document on June 26, 1998, and do hereby affirm, under the penalties of perjury, that the statements contained herein have been examined by us and are true and correct.


                                          /s/ Leonard Feinstein
                                          -------------------------------------
                                          LEONARD FEINSTEIN, President



                                           /s/ Warren Eisenberg
                                          -------------------------------------
                                           WARREN EISENBERG, Secretary


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